Exhibit 107 CALCULATION OF FILING FEE TABLE Form S-8 Arrowhead Pharmaceuticals, Inc. Table 1 – Newly Registered Securities Security Type Security Class Title Fee Calculation Rule Amount Registered (1) Proposed Maximum Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Equity Common stock, par value $0.001 per share 457(a) 392,500(2) $23.74 (3) $9,317,950 $110.20 per $1,000,000 $1,026.84 Total Offering Amounts $9,317,950 $1,026.84 Total Fee Offsets $0 Net Fee Due $1,026.84 (1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $0.001 per share (“Common Stock”), that become issuable by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock. (2) Represents shares of Common Stock issuable upon the vesting of restricted stock unit awards granted to 131 new employees from January 2022 through December 2022 as inducement awards made pursuant to NASDAQ Listing Rule 5635(c)(4). (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sale prices of the registrant’s Common Stock, as reported on the Nasdaq Global Select Market, on March 17, 2023.